EXHIBIT 99.1    Press Release dated January 10, 2008.

FOR IMMEDIATE RELEASE                                                                                                            FOR MORE INFORMATION:
January 10, 2008                                                                                                                                  Mary Cohron
                                                                                                                                                               Chief Executive Officer
                                                                                                                                                                (270) 393-0700

Citizens First Corporation Announces Management Changes

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) today announced the reorganization of certain senior management positions designed to streamline and bolster the company’s management team.  Steve Marcum, formerly the company’s chief financial officer, left the company, effective immediately, to pursue other interests, and the company promoted from within three senior officers.  Todd Kanipe was appointed Executive Vice President- Credit Administration and Finance, Kim Harmon as Senior Vice President and Principal Accounting Officer, and Dawn Forbes as Vice President of Finance.  Mr. Kanipe will also serve as the company’s principal financial officer.  Mary Cohron, President and Chief Executive Officer of the company, said “We have a very strong and experienced finance team and I have every confidence in their abilities.  We believe that this reorganization, coupled with other cost cutting initiatives to be implemented this year, will improve earnings in the short and long term while maintaining our senior management team’s capable oversight of all our operations.”

Todd Kanipe formerly served as Executive Vice President and Chief Credit Officer of the company.  Mr. Kanipe graduated from Western Kentucky University in 1990 with a BS in Finance and began his career as a corporate banking officer with Trans Financial Bank.  In 1994, he became a project coordinator with Commonwealth Health Corporation, a Bowling Green-based not-for-profit that owns and operates acute-care hospitals, skilled nursing facilities, and assisted living units.  In 1996, Mr. Kanipe returned to Trans Financial Bank as a senior commercial lender.  Following Trans Financial’s acquisition by U.S. Bank in 1999, Mr. Kanipe joined Citizens First Bank as a commercial lender and trust officer.  In 2004, Mr. Kanipe was promoted to Executive Vice President and Chief Credit Officer.

Kim Harmon formerly served as Vice President and Controller of the company. Ms. Harmon has nineteen years of banking experience, all in the areas of accounting and finance. She graduated summa cum laude from Western Kentucky University in 1988, with a Masters in Business Administration, and in 1984, with a B.S. in Accounting.  Ms. Harmon worked in public accounting and manufacturing before beginning her banking career in 1989 with Trans Financial Bank as Assistant Controller of Accounting Operations.  In 1996, she transferred to the SEC and financial reporting area of the Finance Department.  In 1999,  Ms. Harmon joined Citizens First Bank as Vice President and Controller.

Dawn Forbes formerly served the company as Vice President of Risk Management and BSA officer.  She has fourteen years of banking experience, primarily in the areas of audit and finance.  Ms. Forbes graduated summa cum laude from Eastern Kentucky University in 1991, with a Bachelors of Business Administration in Accounting, and worked in public accounting for two years with Deloitte & Touche.  In 1993, she became an internal auditor with PNC Bank in Louisville.  In 1995, Ms. Forbes began with Farmers Capital Bank Corporation where she advanced within the Internal Audit Department to Vice President in 1998.  At the end of 2004, Ms. Forbes became Vice President and CFO of Kentucky Banking Centers, an affiliate of Farmers Capital Bank Corporation, which the company acquired in 2006.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The company currently has nine offices located in Barren, Hart, Simpson and Warren Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the company, overall loan demand, increased competition in the financial services industry which could negatively impact the company’s ability to increase total earning assets, the effectiveness of the company’s cost cutting initiatives and other strategies to improve earnings, and retention of key personnel. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the company’s borrowers, and other factors described in the reports filed by the company with the Securities and Exchange Commission could also impact current expectations.

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